Exhibit 10b-6

DESCRIPTION OF PERFORMANCE GOALS
ESTABLISHED IN CONNECTION WITH 2011 FISCAL YEAR OF
LONG-TERM INCENTIVE PLANS

     The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc. (“ArvinMeritor”), established a cash performance plan for the three-year performance period ending September 30, 2013 (the “2013 Plan”), and also established targets for the 2011 fiscal year of the cash performance plan for the three year performance period ending September 30, 2011 (the “2011 Plan”) and the cash performance plan for the three year performance period ending September 30, 2012 (the “2012 Plan”), under Section 13 of the 2010 Long-Term Incentive Plan or, in the case of the 2011 Plan, the 2007 Long-Term Incentive Plan. Performance goals for each of the performance plans are based on three one-year targets, which are set at the end of the year for the following year. For the 2011 fiscal year of the 2011 Plan, the 2012 Plan and the 2013 Plan, these targets are based on a targeted Adjusted EBITDA margin that is set at the beginning of the applicable year. For the 2011 Plan, participants can earn from 0% to 200% of his target award, based on actual performance against specified levels. Payouts are also multiplied by the percentage change in the price of ArvinMeritor common stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. For the 2012 Plan and the 2013 Plan, participants can earn from 0% to 300% of his target award, based on actual performance against specified levels.

     At the end of the three year performance period, the total amount paid will be the sum of the percentages of target award earned for each year.